UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF l934

Synacor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	16-1542712
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

40 La Riviere Drive, Suite 300 Buffalo, New York	14202
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: None-

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on July 15, 2015 related to our Rights Agreement, as set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

On August 18, 2015, Synacor, Inc. (“Synacor”) entered into the First Amendment to the Rights Agreement (the “Amendment”) with American Stock Transfer & Trust Company, LLC (the “Rights Agent”). The Amendment amends, effective as of August 18, 2015, that certain Rights Agreement (the “Rights Agreement”) dated as of July 14, 2014 between Synacor and the Rights Agent to provide that (i) issuances of securities under plans, contracts or arrangements approved by Synacor’s Board of Directors (the “Board”) or its compensation committee as compensation for service as a director, employee or consultant of Synacor or any of its subsidiaries will not trigger the exercisability of rights or other provisions of the Rights Agreement and (ii) issuances of securities in consideration for the acquisition of assets or a business in a transaction approved by the Board will not trigger the exercisability of rights or other provisions of the Rights Agreement. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that Synacor may supplement or amend the Rights Agreement without the approval of the holders of Right Certificates; provided, however, that, from and after such time as any person becomes an Acquiring Person, the Rights Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights.

The Amendment is attached hereto as Exhibit 3.3 and is incorporated herein by reference. The description of the Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of Synacor, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by Synacor, Inc. on July 15, 2014).

3.2	Rights Agreement, dated as of July 14, 2014, between Synacor, Inc. and American Stock Transfer & Trust Company, LLC, which includes the form of Certificate of Designations as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by Synacor, Inc. on July 15, 2014).

3.3	First Amendment to the Rights Agreement dated August 18, 2015 by and between Synacor, Inc. and American Stock Transfer & Trust Company, LLC as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by Synacor, Inc. on August 18, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 18, 2015

SYNACOR, INC.

By:	/s/ William J. Stuart
William J. Stuart
Chief Financial Officer and Secretary